Exhibit 99.1

Company Contact:	Joe Scirocco
Chief Financial Officer
Quiksilver, Inc.
(714) 889-2200

Investor Relations:	Chad A. Jacobs, James Palczynski
Integrated Corporate Relations
(203) 682-8200
— Chairman and CEO Robert B. McKnight to Resume Role as President —
— Bernard Mariette to resign to pursue other interests —
Huntington Beach, California, February 12, 2008—Quiksilver, Inc. (NYSE: ZQK) today announced that Robert McKnight has, effective immediately, resumed his role as President of Quiksilver, Inc. and remains both Chairman of the Board and Chief Executive Officer. Mr. McKnight will again direct the Company’s strategic and operational initiatives as it focuses on its Quiksilver, Roxy and DC core apparel and footwear brands, seeks to improve its operating results and implements strategic initiatives for the Rossignol group.
The Company also announced that Bernard Mariette has resigned from his position as President and as a Director of the Company in order to pursue other interests, which may include attempting to acquire the Rossignol group. As previously announced, J.P. Morgan is conducting a process on behalf of the Company to reduce its exposure to the winter sports equipment business, including a possible sale.
Robert B. McKnight, Jr., Chairman of the Board, President, and Chief Executive Officer of Quiksilver, Inc., commented, “Bernard Mariette has, for fifteen years, been invaluable to the growth and success of this company. He took Quiksilver Europe from its development stage in 1994 and grew it to a €250 million business by 2001 when he became President of the entire company. Since 2001 Quiksilver has almost quadrupled in size and, under Bernard’s leadership, has established an infrastructure to globalize Quiksilver’s historically regional businesses and cemented its position as a leading global lifestyle company. Bernard will be truly missed and we wish him the best in the many accomplishments that lie ahead for him.”
Mr. McKnight continued, “Our business objectives today are clear. We will focus our attention on our Quiksilver, Roxy and DC businesses, both to continue their healthy growth and to improve their operating results. At the same time, we will seek to further reduce our exposure to the winter sports equipment businesses we acquired in 2005, including pursuing a sale of the businesses and we will work to improve our balance sheet. As we move forward, our entire organization is deeply committed to executing this plan.”
Mr. McKnight further commented, “We have many strengths, including tremendous untapped growth opportunities in our core apparel and footwear brands. Our great brands, our global operating platform and our leadership position in this fragmented market are all among them. The two most important sources of strength, however, are a deeply ingrained and powerful corporate culture and a tremendous management team. I am confident that each of these will serve us, as they always have, as a deciding factor in our success.”
The Company noted that Mr. McKnight will have three corporate officers and three regional Presidents reporting directly to him under the company’s new management structure. Charlie Exon,

Quiksilver, Inc. Chairman and CEO Robert B. McKnight to Resume Role as President
February 12, 2008

who serves as a director and the Company’s General Counsel will also assume the title of Chief Administrative Officer, recognizing his broader role in the areas of global communications and human resources. David Morgan, Chief Operating Officer, will continue in his role, including overseeing the Company’s global sourcing initiative and also serving as President of the Company’s Rossignol subsidiary through a transition period. Joe Scirocco, the Company’s Chief Financial Officer, will continue to oversee global finance initiatives and also report directly to Mr. McKnight.
Mr. McKnight’s three remaining direct reports will be responsible for overseeing the Company’s regional businesses, which primarily operate the core brands of Quiksilver, Roxy and DC. Marty Samuels will continue to lead Quiksilver Americas as its President from headquarters in Huntington Beach, California. Pierre Agnes will continue to serve as President of Quiksilver Europe, based in St. Jean de Luz, France. Craig Stevenson, who currently serves as global brand leader for the Quiksilver brand, will assume additional responsibilities as President of Quiksilver South Asia/Pacific, based in Torquay, Australia. All three executives are long term employees of the Company.
Under the terms of his separation agreement, Mr. Mariette will remain available for a period of one year to advise on transitional issues involving all aspects of the Company’s brands and operations other than those of the Rossignol Group.
Bernard Mariette commented, “Over the last 15 years at Quiksilver, it has been my pleasure and honor to work with great people and see amazing athletes showcase their natural talents. Under Bob McKnight’s leadership, we’ve been able to develop the best outdoor brands in the world. I’m confident that Quiksilver is well positioned for future success with its leadership, its lifestyle focus, and its brands. While I will miss Bob and my colleagues, I know that they will enjoy fantastic success in the future.”
Mr. McKnight concluded, “I have great confidence in our team, in our plan, and in our ability to fully capitalize on the many opportunities that exist for us. I am proud and excited to lead this effort on behalf of our many partners, most particularly our shareholders, who I thank for their loyalty, input, patience and understanding.”
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports brands symbolize a long standing commitment to technical expertise and competitive success on the mountains.
The reputation of Quiksilver Inc.’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, and Look brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC, Roxy, Lib Technologies, Gnu and Bent Metal labels.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’

Quiksilver, Inc. Chairman and CEO Robert B. McKnight to Resume Role as President
February 12, 2008

headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and St. Jean de Moirans, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s financial forecast and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
* * * * *
NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com, www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com,
www.hawkclothing.com, www.rossignol.com and www.dynastar.com.